               PRICING SUPPLEMENT NO. K0106 DATED JUNE 4, 2003
       (TO PROSPECTUS SUPPLEMENT DATED MARCH 1, 2001 AND PROSPECTUS DATED
                               FEBRUARY 23, 2001)
                 RULE 424(b)(2)          FILE NO. 333-55650

                          $53,458,500 PRINCIPAL AMOUNT
                        EQUITY LINKED SECURITIES (ELKS(SM))
                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                           MEDIUM-TERM NOTES, SERIES K
                        (REGISTERED NOTES -- FIXED RATE)

          7% ELKS(SM) MANDATORILY EXCHANGEABLE INTO THE COMMON STOCK OF
                        TYCO INTERNATIONAL LTD. DUE 2004

     - The ELKS will mature on December 6, 2004 and bear interest at the rate of 7% per annum, payable on March 6, June 6, September 6 and December 6 of each year, beginning September 6, 2003.

     -   At maturity you will receive, for each $17.8195 principal amount of
         ELKS:

         - 1 share of Tyco International Ltd. common stock, which we refer to as the exchange ratio and which is subject to adjustment for a number of dilution events, (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on November 29, 2004) if the closing price of Tyco International Ltd. common stock on November 29, 2004 is less than or equal to $22.0071, which we refer to as the cap price; or

         - a number of shares of Tyco International Ltd, common stock equal to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Tyco International Ltd. common stock on November 29, 2004 (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on November 29, 2004), if the closing price of Tyco International Ltd. common stock on November 29, 2004 is greater than the cap price.

     - Instead of any fractional share of Tyco International Ltd, common stock you would otherwise receive at maturity for each ELKS, you will receive an amount in cash equal to the value of such fractional share on November 29, 2004.

     - If the closing price of Tyco International Ltd. common stock on November 29, 2004 is less than $17.8195, which we refer to as the initial share price, the value of Tyco common stock or its cash equivalent that you receive at maturity for each ELKS will be less than the principal amount of each ELKS and could be zero. You will not in any case receive Tyco International Ltd. common stock with a value on November 29, 2004 of more than the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Tyco International Ltd. common stock on November 29, 2004.

     - The ELKS will be issued in minimum denominations of $17.8195 and integral multiples of $17.8195.

     -   We will not apply to list the ELKS on any exchange.

INVESTING IN THE ELKS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE ELKS" BEGINNING ON PAGE PS-3.

THE ELKS REPRESENT OBLIGATIONS OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN TYCO INTERNATIONAL LTD. OR ANY OF ITS AFFILIATES. TYCO INTERNATIONAL LTD. IS NOT INVOLVED IN ANY WAY IN THIS OFFERING AND HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The ELKS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

---------------------------------------------------------------------------------------------------------------------
                                                                                   PER ELKS                 TOTAL
                                                                                   --------                 -----
Public Offering Price(1)                                                           $17.8195            $53,458,500.00

Underwriting Discount                                                              $   0.00            $         0.00

Proceeds to Citigroup Global Markets Holdings Inc. (before expenses)(1)            $17.8195            $53,458,500.00
---------------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from June 6, 2003 to the date of the delivery.

The ELKS are being offered through Citigroup Global Markets Inc., as principal.

                                   CITIGROUP

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) our Annual Report on Form 10-K for the year ended December 31, 2002, (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and (iii) our Current Reports on Form 8-K filed on January 22, 2003, April 7, 2003, April 14, 2003, April 28, 2003, April 30, 2003 and June 2, 2003.

         You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1998 are as follows:

                                                 THREE MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                                                      MARCH 31,              -------------------------------------------
                                                        2003                  2002       2001     2000     1999    1998
                                                 ------------------          ------     ------   ------   ------  ------
Ratio of earnings to fixed charges ......               1.74x                 1.44x      1.34x    1.32x    1.46x   1.11x

                        RISK FACTORS RELATING TO THE ELKS

         Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the closing price of Tyco common stock on the fifth trading day before maturity, an investment in the ELKS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Tyco common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE CLOSING PRICE OF TYCO COMMON STOCK DECLINES

         The amount of the maturity payment will depend on the closing price of Tyco common stock on the fifth trading day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the interest payable on the ELKS. If on the fifth trading day before maturity the closing price of Tyco common stock is less than its initial share price, the value of Tyco common stock or its cash equivalent you receive at maturity for each ELKS will be less than the $17.8195 you pay for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the interest payable on the ELKS. This will be true even if the trading price of Tyco common stock exceeds the initial share price during the life of the ELKS but is less than the initial share price on the fifth trading day before maturity.

THE APPRECIATION ON YOUR INVESTMENT IN THE ELKS WILL BE CAPPED

         As a result of the cap price, the ELKS provide less opportunity for equity appreciation than a direct investment in Tyco common stock. The cap price limits the portion of any appreciation in the value of Tyco common stock in which you will share to approximately 23.5% of the initial share price. If the value of Tyco common stock increases by more than approximately 23.5% during the term of the ELKS, the yield on the ELKS will be less than the yield on Tyco common stock or a similar security that was directly linked to Tyco common stock but was not subject to a cap on appreciation.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

         The ELKS bear interest at the rate of 7% per annum. As a result, if the price of Tyco common stock is less than approximately $16.28 (resulting in you receiving stock with a value at maturity that is less than the principal amount of your ELKS), the yield on the ELKS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE HISTORICAL PERFORMANCE OF TYCO COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF TYCO COMMON STOCK

         The historical price of Tyco common stock, which is included in this pricing supplement, should not be taken as an indication of the future performance of Tyco common stock during the term of the ELKS. Changes in the price of Tyco common stock will affect the trading price of the ELKS, but it is impossible to predict whether the price of Tyco common stock will rise or fall.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN YOU ORIGINALLY INVEST

         We believe that the value of your ELKS will be affected by supply of and demand for the ELKS, the value of Tyco common stock and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your ELKS prior to maturity may be substantially less than the value of Tyco common stock on the date the ELKS were priced for initial sale to the public. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

         TYCO COMMON STOCK PRICE

         We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Tyco common stock changes from the initial share price of $17.8195. However, changes in the price of

Tyco common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Tyco common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Tyco common stock will continue to fluctuate from that time until the maturity payment is determined. In addition, significant increases in the value of Tyco common stock are not likely to be reflected in the trading price of the ELKS because the value of shares receivable or the amount payable at maturity on each ELKS is limited to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Tyco International Ltd. common stock on November 29, 2004. If you choose to sell your ELKS when the price of Tyco common stock is below the initial share price, you may receive less than the amount you originally invested.

         The value of Tyco common stock will be influenced by Tyco's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Tyco is a part. Citigroup Global Markets Holdings' hedging activities in Tyco common stock, the issuance of securities similar to the ELKS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of Tyco common stock.

         VOLATILITY OF TYCO COMMON STOCK

         Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Tyco common stock increases, the market value of the ELKS may decrease.

         ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF TYCO

         General economic conditions and earnings results of Tyco and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on Tyco common stock increases, the value of the ELKS may decrease, since the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Tyco common stock decreases, the value of the ELKS may increase.

         INTEREST RATES

         We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

         CITIGROUP GLOBAL MARKETS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS

         Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

         We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Tyco common stock.

         In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

YOU WILL HAVE NO RIGHTS AGAINST TYCO PRIOR TO RECEIVING ANY SHARES OF TYCO COMMON STOCK AT MATURITY

         Prior to receiving any shares of Tyco common stock at maturity, you will have no rights against Tyco even though:

     - you will receive Tyco common stock upon maturity or, at our option, cash in an amount equal to the value of the Tyco common stock to which you are entitled; and

     - the market value of the ELKS is expected to depend primarily on the price of Tyco common stock.

         Tyco is not in any way involved in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to Tyco common stock unless and until you receive shares of Tyco common stock at maturity.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

         The ELKS have not been and will not be listed on any exchange. There is currently no secondary market for the ELKS. Citigroup Global Markets Inc. does not intend to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity and this may reduce the price you receive.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF TYCO COMMON STOCK IS DILUTED BECAUSE THE EXCHANGE RATIO WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE TYCO COMMON STOCK

         The exchange ratio is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Tyco that modify its capital structure and a number of other transactions involving Tyco, as well as for the liquidation, dissolution or winding up of Tyco. You should refer to the section "Description of the ELKS -- Dilution Adjustments" in this pricing supplement. The exchange ratio will not be adjusted for other events that may adversely affect the price of Tyco common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the exchange ratio to the price of Tyco common stock, these other events may reduce the maturity payment for each ELKS.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

         Because Citigroup Global Markets Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

THE MARKET VALUE OF THE ELKS MAY BE AFFECTED BY PURCHASES AND SALES OF TYCO COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO TYCO COMMON STOCK BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

         Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Tyco common stock or derivative instruments relating to Tyco common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Tyco common stock and therefore the market value of the ELKS.

         Citigroup Global Markets Inc. or an affiliate may enter into a swap agreement with one of Citigroup Global Markets Holdings' other affiliates in connection with the sale of the ELKS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

         No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this pricing supplement.

TYCO IS INCORPORATED UNDER THE LAWS OF A FOREIGN JURISDICTION

         Tyco is incorporated under the laws of Bermuda. As a Bermuda company, Tyco is governed by the Companies Act 1981 of Bermuda, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including differences relating to interested director and officer transactions, shareholder lawsuits and indemnification. For example, unlike in a U.S. corporation, the duties of directors and officers of a Bermuda company are generally owed to the company only.

                             DESCRIPTION OF THE ELKS

GENERAL

         The description in this pricing supplement of the particular terms of the 7% ELKS Mandatorily Exchangeable into the Common Stock of Tyco International Ltd. Due 2004 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered debt securities set forth in the accompanying prospectus and prospectus supplement.

INTEREST

         The ELKS bear interest at the rate of 7% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest payment dates with respect to the ELKS are March 6, June 6, September 6 and December 6 of each year, commencing on September 6, 2003.

         Interest will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each interest payment date. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

         The ELKS will mature on December 6, 2004. At maturity, you will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

         The Maturity Payment for each ELKS ($17.8195 principal amount) will equal either:

         - a number of shares of Tyco common stock equal to the Exchange Ratio (or, at our option, cash in an amount equal to the value of the stock to which you are entitled, based on the Closing Price on the Valuation Date), if the Final Share Price is less than or equal to the Cap Price; or

         -     a number of shares of Tyco common stock equal to the product of
               (i) the Exchange Ratio and (ii) a ratio equal to the Cap Price divided by the Final Share Price (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the Closing Price on the Valuation Date), if the Final Share Price is greater than the Cap Price.

         If the Final Share Price of Tyco common stock is less than the Initial Share Price, the value of Tyco common stock you receive at maturity for each ELKS will be less than the principal amount of each ELKS and could be zero. You will not in any case receive a maturity payment that has a value on the Valuation Date of more than the product of (i) the Exchange Ratio and (ii) a ratio equal to the Cap Price divided by the Final Share Price.

         In lieu of any fractional share of Tyco common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share on the Valuation Date. The number of full shares of Tyco common stock, and any cash in lieu of whole or fractional shares, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

         The "Exchange Ratio" will equal 1.0000 (subject to the dilution adjustments described under "Description of the ELKS--Dilution Adjustments" in this pricing supplement).

         The "Final Share Price" will equal the Closing Price of Tyco common stock on the Valuation Date, as determined by the calculation agent.

         The "Cap Price" will equal $22.0071, which is approximately 123.5% of $17.8195, the Initial Share Price of Tyco common stock.

         The "Initial Share Price" will equal $17.8195.

         The "Valuation Date" will be November 29, 2004, subject to deferral by the calculation agent as described below.

         The "Closing Price" of Tyco common stock (or any other security for which a Closing Price must be determined) on any date of determination will be
(1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq National Market, and (3) if the common stock is not quoted on the Nasdaq National Market on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq National Market), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to two consecutive Trading Days on which a Market Disruption Event is occurring. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

         A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Tyco common stock on any exchange or market, or
(2) any options contracts or futures contracts relating to the shares of Tyco common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

         A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

DILUTION ADJUSTMENTS

         The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Citigroup Global Markets Holdings to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

         If Tyco, after the closing date of the offering of the ELKS,

                  (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

                  (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

                  (3) combines the outstanding shares of the common stock into a smaller number of shares, or

                  (4) issues by reclassification of shares of its common stock any shares of other common stock of Tyco,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Tyco, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price will also be adjusted in that case in the manner described below.

         If Tyco, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price will also be adjusted in that case in the manner described below.

         If Tyco, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. The Initial Share Price will also be adjusted in that case in the manner described below.

         Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of Tyco common stock on the fifth Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the fifth Trading Day before maturity, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to one share of Tyco common stock and, if the Closing Price of Tyco common stock on the fifth Trading Day before maturity is less than the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

         If Tyco, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price will also be adjusted in that case in the manner described below.

         For the purposes of these adjustments:

         A "Permitted Dividend" is any quarterly cash dividend in respect of Tyco common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

         An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by Tyco with respect to one share of common stock acquired in a tender offer or exchange offer by Tyco over (y) the Then-Current Market Price of the common stock.

         Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of Tyco common stock on the fifth Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the fifth Trading Day before maturity, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Tyco common stock and, if the Closing Price of Tyco common stock on the fifth Trading Day before maturity is less than the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

         If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price. The required adjustment will be made by dividing the Initial Share Price by the relevant dilution adjustment. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

         Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Tyco common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Tyco,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

     - in the case of any Excess Purchase Payment for which Tyco announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

    - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

         All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Tyco, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio will be further adjusted to the Exchange Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

         The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring.

         The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

         In the event of any of the following "Reorganization Events:"

    - any consolidation or merger of Tyco, or any surviving entity or subsequent surviving entity of Tyco, with or into another entity, other than a merger or consolidation in which Tyco is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Tyco or another issuer,

    - any sale, transfer, lease or conveyance to another corporation of the property of Tyco or any successor as an entirety or substantially as an entirety,

    - any statutory exchange of securities of Tyco or any successor of Tyco with another issuer, other than in connection with a merger or acquisition, or

    - any liquidation, dissolution or winding up of Tyco or any successor of Tyco,

the Closing Price of Tyco common stock on the fifth Trading Day before maturity will be deemed to be equal to the Transaction Value.

         The "Transaction Value" will be the sum of:

                  (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

                  (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the fifth Trading Day before maturity of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

                  (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the fifth Trading Day before maturity multiplied by the number of these Marketable Securities received for each share of common stock.

         "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Tyco common stock or Tyco. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

         If Tyco common stock has been subject to a Reorganization Event and the Closing Price of Tyco common stock on the fifth Trading Day before maturity is less than or equal to the Cap Price, then each holder of ELKS will have the right to receive per $17.8195 principal amount of ELKS cash in an amount equal to the Exchange Ratio multiplied by the Transaction Value, as defined above. If Tyco common stock has been subject to a Reorganization Event and the Closing Price of Tyco common stock on the fifth Trading Day before maturity is more than the Cap Price, then each holder of ELKS will have the right to receive per $17.8195 principal amount of ELKS an amount in cash equal to the product of (i) the Exchange Ratio, (ii) a ratio equal to the Cap Price divided by the Closing Price on the fifth Trading Day before maturity and (iii) the Transaction Value, as defined above.

PAYING AGENT, TRUSTEE, AND CUSIP

         Citibank, N.A. will serve as paying agent and registrar for the ELKS and will also hold the global security representing the ELKS as custodian for DTC. Bank One Trust Company, N.A. as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the ELKS.

         The CUSIP number for the ELKS is 173073867.

CALCULATION AGENT

         The calculation agent for the ELKS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the ELKS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                             TYCO INTERNATIONAL LTD.

         According to publicly available documents, Tyco International Ltd. is a diversified manufacturing and service company that, among other things, designs and manufactures electronic security and fire protection systems, electronic components, medical devices and supplies and plastic products, adhesives and films. Tyco is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Tyco files reports (including its Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003), proxy statements and other information with the SEC. Tyco's registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

         The ELKS represent obligations of Citigroup Global Markets Holdings only. Tyco is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

          HISTORICAL DATA ON THE COMMON STOCK OF TYCO INTERNATIONAL LTD.

         The common stock is quoted on the New York Stock Exchange under the symbol "TYC." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Tyco common stock, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the dividends paid per share of Tyco common stock.

                                                 HIGH        LOW     DIVIDENDS
                                                -------    -------   ---------
1998
Quarter
  First ....................................    28.7188    21.1875    0.0125
  Second ...................................    31.5313    25.7188    0.0125
  Third ....................................    34.5000    25.0000    0.0125
  Fourth ...................................    39.5938    20.1563    0.0125
1999
Quarter
  First ....................................    39.9688    33.7500    0.0125
  Second ...................................    47.4063    35.1875    0.0125
  Third ....................................    52.9375    47.1250    0.0125
  Fourth ...................................    53.8750    23.0625    0.0125
2000
Quarter
  First ....................................    53.2500    32.0000    0.0125
  Second ...................................    51.3750    41.0000    0.0125
  Third ....................................    59.1875    45.5625    0.0125
  Fourth ...................................    58.8750    44.5000    0.0125
2001
Quarter
  First ....................................    63.2100    41.4000    0.0125
  Second ...................................    59.3000    40.1500    0.0125
  Third ....................................    55.2900    39.2400    0.0125
  Fourth ...................................    60.0900    44.7000    0.0125
2002
Quarter
  First ....................................    58.8000    22.0000    0.0125
  Second ...................................    32.6000     8.3000    0.0125
  Third ....................................    18.4500     7.0000    0.0125
  Fourth ...................................    18.7000    11.9100    0.0125
2003
Quarter
  First ....................................    18.3400    11.4000    0.0125
  Second (through June 3, 2003) ............    18.2300    13.0600    0.0125

         The closing price of the common stock on June 3, 2003 was $17.88.

         According to Tyco's Quarterly Report on Form 10-Q for the three months ended March 31, 2003, as of May 6, 2003, there were 1,996,886,178 shares of common stock outstanding. During the period reflected in the above table, Tyco split its common stock 2 for 1 on October 22, 1999. The data in the above table have been adjusted to reflect this split.

         Holders of ELKS will not be entitled to any rights with respect to Tyco common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary supplements, and to the extent inconsistent therewith replaces, the discussion of United States taxation set forth in the accompanying prospectus supplement under the heading "United States Federal Income Tax Considerations," to which discussion reference is hereby made.

         The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a "U.S. person") who is the beneficial owner of an ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Pricing Supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

         This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Tyco common stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

         No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

         In purchasing an ELKS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat an ELKS for U.S. federal income tax purposes as a capped forward purchase contract to purchase Tyco common stock at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Global Markets Holdings a fixed amount of cash equal to the purchase price of the ELKS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Global Markets Holdings will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the ELKS as compensation to the holder for Citigroup Global Markets Holdings' use of such cash deposit during the term of the ELKS and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Global Markets Holdings in full satisfaction of the holder's obligation under the forward purchase contract and Citigroup Global Markets Holdings will deliver to the holder the number of shares of Tyco common stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS (subject to Citigroup Global Markets Holdings' right to deliver cash in lieu of the Tyco common stock). (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the ELKS, but instead will be commingled with Citigroup Global Markets Holdings' other assets and applied in a manner consistent with the "Use of Proceeds" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Global Markets Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, and (ii) amounts denominated as interest that are payable with respect to the ELKS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

         Under the above characterization of the ELKS, a holder's tax basis in an ELKS generally will equal the holder's cost for that ELKS. Upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the ELKS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at the time of disposition.

         Under the above characterization of the ELKS, if Citigroup Global Markets Holdings delivers Tyco common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the Tyco common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the ELKS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the ELKS (less the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence). A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If at maturity Citigroup Global Markets Holdings pays the ELKS in cash, a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Global Markets Holdings and the U.S. Holder's tax basis in the ELKS at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at maturity.

         Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

         Citigroup Global Markets Holdings believes that the Contingent Payment Regulations should not apply to the ELKS because those Regulations apply only to debt instruments that provide for contingent payments. The ELKS are payable by the delivery of Tyco common stock (unless Citigroup Global Markets Holdings exercises its option to deliver cash at maturity) and provide economic returns that are indexed to the performance of Tyco common stock, and offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Citigroup Global Markets Holdings believes that the ELKS are properly characterized for tax purposes, not as debt instruments, but as capped forward purchase contracts in respect of which holders have deposited a fixed amount of cash with Citigroup Global Markets Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters,
(i) gain realized by a holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the ELKS has been held for more than one year), and
(ii) a U.S. Holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of Tyco common stock, rather than capital gain or loss on the ultimate sale of such stock.

         Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that an ELKS could be treated as including a debt instrument and a forward contract or two or more options.

         Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the ELKS transaction. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the ELKS transaction. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

         In the case of a holder of the ELKS that is not a U.S. person, payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         A holder of the ELKS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  ERISA MATTERS

          Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), its purchase or acquisition, holding and subsequent disposition of the ELKS and the transactions contemplated hereby do not and will not constitute a prohibited transaction under Section 4975 of the Code.

The accompanying prospectus supplement and prospectus relate to Citigroup Global Markets Holdings Inc., which changed its name from Salomon Smith Barney Holdings Inc. on April 7, 2003.

YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

TABLE OF CONTENTS

                                                       PAGE
                                                       ----
PRICING SUPPLEMENT

Incorporation of Certain Documents by
  Reference.........................................    PS-2
Ratio of Earnings to Fixed Charges..................    PS-2
Risk Factors Relating to the ELKS ..................    PS-3
Description of the ELKS ............................    PS-7
Tyco International Ltd. ............................   PS-13
Historical Data on the Common Stock of Tyco
  International Ltd. ...............................   PS-14
Certain United States Federal Income Tax
  Considerations ...................................   PS-15
ERISA Matters ......................................   PS-17

PROSPECTUS SUPPLEMENT

Risk Factors .......................................     S-3
Important Currency Information .....................     S-6
Description of the Notes ...........................     S-7
United States Federal Income Tax
  Considerations ...................................    S-31
Plan of Distribution ...............................    S-38
Legal Matters ......................................    S-39

PROSPECTUS

Prospectus Summary .................................       2
Forward-Looking Statements .........................       6
Salomon Smith Barney Holdings Inc. .................       7
Use of Proceeds and Hedging ........................       8
Ratio of Earnings to Fixed Charges .................       9
European Monetary Union ............................      10
Description of Debt Securities .....................      11
Description of Index Warrants ......................      18
Book-Entry Procedures and Settlement ...............      21
Limitations on Issuances in Bearer Form ............      22
Plan of Distribution ...............................      23
ERISA Matters ......................................      25
Legal Matters ......................................      25
Experts ............................................      25

                                CITIGROUP GLOBAL
                              MARKETS HOLDINGS INC.
                                MEDIUM-TERM NOTES

                          $53,458,500 PRINCIPAL AMOUNT
                        EQUITY LINKED SECURITIES (ELKS(SM))
                        MANDATORILY EXCHANGEABLE INTO THE
                              COMMON STOCK OF TYCO
                               INTERNATIONAL LTD.

                              DUE DECEMBER 6, 2004
                      ($17.8195 PRINCIPAL AMOUNT PER ELKS)

                               ------------------
                               PRICING SUPPLEMENT

                                  JUNE 4, 2003
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                       MARCH 1, 2001 AND PROSPECTUS DATED
                               FEBRUARY 23, 2001)

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                                    CITIGROUP